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                                                                   Exhibit 23.4

                                [Letterhead of]

                                 BENNETT JONES




                                                               November 15, 1999


                         Chieftain International, Inc.
                         -----------------------------


Ladies and Gentlemen:

          We have acted as Canadian counsel to Chieftain International, Inc. (the "Company") in connection with the preparation of each of (i) the Prospectus Supplement dated November 10, 1999, relating to the sale by the Company of 2,500,000 of its common shares (exclusive of over-allotment option) and (ii) the Prospectus dated October 20, 1999, relating to the sale by the Company, from time to time, of up to $300,000,000 of its common shares, preferred shares, debt securities and warrants (the "Prospectus").

          We hereby consent to the use of our name under the caption "Canadian Federal Income Tax Considerations for United States Residents" contained in the Prospectus Supplement. We also consent to the use of our name under the caption "Enforcement of Civil Liabilities" contained in the Prospectus. Additionally, we consent to the references to us under the headings "Legal Matters" that appear in each of the Prospectus Supplement and the Prospectus.

                                                  Very truly yours,

                                                  BENNETT JONES


                                                  By: /s/ John S. Burns
                                                      --------------------
                                                      John S. Burns, Q.C.


Chieftain International, Inc.
    1201 TD Tower
        10088-102 Avenue
           Edmonton, Alberta T5J 2Z1
              CANADA